Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. EXPANDS HAYNESVILLE

ACREAGE JOINT DEVELOPMENT VENTURE

FRISCO, TEXAS, October 11, 2017 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today announced that it has expanded its joint development venture with USG Properties Haynesville, LLC ("USG").

The initial activities of the joint development program have been focused primarily in Caddo Parish, Louisiana where to date USG had acquired 6,821 net acres targeting the Hayneville shale, allowing Comstock and USG to drill 34 extended lateral wells.  Comstock and USG have drilled three 10,000 foot lateral wells so far and are currently drilling a fourth well.  Completion operations on these wells will commence in November.  Comstock has the right to  participate for a 25% working interest in the wells drilled on USG’s acreage, and may increase this working interest participation in future wells.

USG will also participate in four wells being drilled targeting the Bossier formation in the Company’s acreage in Sabine Parish, Louisiana.   USG will pay Comstock for the right to participate for 50% of Comstock’s working interest in each of the four wells.  Comstock will be paid a current value for each location for acreage and infrastructure related to the well location.  The financial arrangements provide for an additional performance payment to the Company for each well that meets or exceeds the Company’s production target.  Comstock has earned a lease on an additional 640 acres adjacent to its Toledo Bend field, was granted a reduction in the royalty on these wells from 25% to 18.75%, and was assigned an additional 12.5% working interest in the wells.  The participation by USG allowed Comstock to increase its activity level resulting in the royalty relief, additional acreage and working interest.  These wells will also allow the Company to prove up its substantial inventory of Bossier shale projects.  Comstock’s Bossier shale well drilled in 2015 exceeded the production goal established for these four wells.

USG also recently agreed to participate in a drilling program on certain of Comstock’s acreage in Harrison County, Texas that will target the Haynesville shale.  Comstock has approximately 4,000 net acres in its Waskom field in Harrison County, Texas and is pursuing additional add-on acreage to allow the drilling of extended lateral wells.  Comstock has 34 Haynesville shale locations on this acreage.  The participation of USG will allow the Company to acquire additional acreage to complement its existing acreage, which will add additional drilling locations to the Company’s inventory.  Under the participation agreement entered into by the Company and USG, and similar to the Sabine Parrish arrangements, Comstock will be paid a current value for each location for acreage and infrastructure related to the well location.  The financial arrangements provide for an additional performance payment to the Company for each well that meets or exceeds the Company’s production target.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.